Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

QUMULUSAI, INC.

These Amended and Restated Articles of Incorporation (these “Articles”) of QumulusAI, Inc., a Georgia profit corporation (this “Corporation”), are intended to and shall supplant in the entirety any and all other preceding versions of articles of incorporation of this Corporation.

ARTICLE 1.  NAME

The name of this Corporation is QumulusAI, Inc., a Georgia profit corporation, being formerly known as Global Digital Holdings, Inc.

ARTICLE 2.   REGISTERED OFFICE, REGISTERED AGENT AND INCORPORATORS

The name of the registered agent of this Corporation and the address of its registered office are as follows:

Robert C. Bissell

120 Grant Quarters Court

Marietta, Georgia 30068

The mailing address of the current principal office of this Corporation is as follows:

2146 Roswell Road

Suite 108-851

Marietta, Georgia 30062

The names and addresses of the founding incorporators of this Corporation are as follows:

Robert C. Bissell

120 Grant Quarters Court

Marietta, Georgia 30068

Houston Aderhold

11800 Glass House Lane

Unit 1528

Orlando, Florida 32836

ARTICLE 3.     SHARES

3.1    Authorized Capital

(a)    Authorized Shares. The total number of shares of capital stock that this Corporation is authorized to issue is five hundred million (500,000,000), which shall consist of one (1) class of shares of common stock (the “Common Stock”), each with no par value.

(b)    Effective Time. Upon the effectiveness of the filing of these Articles (the “Effective Time”), each share of this Corporation’s existing common stock, no par value per share (the “Old Common Stock”), either issued or held by this Corporation as treasury stock, immediately prior to the Effective Time, shall be automatically reclassified (without any further act by any party) into a smaller number of shares such that each three (3) shares of Old Common Stock issued or held by this Corporation as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, no par value per share, of this Corporation (the “New Common Stock”). This Corporation shall not issue fractional shares of New Common Stock. Said reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of this Corporation; provided, that any fractional share that would otherwise be issuable as a result of said reverse stock split shall be rounded up to the nearest whole share of New Common Stock. Said reverse stock split shall also not increase or decrease the authorized shares of Common Stock as set forth in Section 3.1(a) hereof. As soon as practicable following the Effective Time, this Corporation shall issue new book entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified.

3.2    Common Stock

All shares of Common Stock shall, with respect to its dividend rights, redemption rights and rights upon the liquidation, dissolution or winding-up of this Corporation, rank on parity with all other shares of Common Stock. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held and registered in such holder’s name on the books of this Corporation (registered holders of one or more shares of capital stock of this Corporation, including the Common Stock, each, a “Shareholder” and, collectively, the “Shareholders”). Except as otherwise expressly provided in these Articles, or except as required by applicable law (subject to Article 11 hereof), the Common Stock Shareholders shall vote together as a single voting group on all matters submitted to a vote of the Shareholders.

3.3    Distributions

For the purposes of these Articles, “Distribution” means (i) any dividend or distribution of cash, property or shares of capital stock of this Corporation; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary. With respect to any Distribution as may be declared by the board of directors of this Corporation (the “Board of Directors”), from time to time, with respect to the outstanding Common Stock of this Corporation, the proceeds therefrom shall be paid ratably among the Common Stock Shareholders.

ARTICLE 4.     ADOPTION

These Articles contain amendments requiring shareholder adoption, which were duly adopted, effective as of September 22, 2025, in accordance with the Georgia Business Corporation Code through joint resolution of the Shareholders, holding a supermajority of the votes entitled to be cast by each voting group entitled to vote on the adoption hereof, and the Board of Directors.

ARTICLE 5.     PREEMPTIVE RIGHTS

Except as may be expressly fixed or determined in the bylaws of this Corporation (as may be duly supplemented, amended, restated and/or otherwise modified, from time to time, the “Bylaws”), no preemptive rights shall exist with respect to any shares of capital stock (including securities convertible into shares of capital stock) of this Corporation, except to the extent provided by duly executed written agreement with this Corporation.

ARTICLE 6.     CUMULATIVE VOTING

The right to cumulate votes in the election of directors of this Corporation (each, a “Director” and, collectively, the “Directors”) to the Board of Directors shall not exist with respect to any shares of capital stock of this Corporation.

ARTICLE 7.     DIRECTORS

The total number of authorized Directors constituting the Board of Directors shall, as of the date hereof, be fixed at seven (7); provided, however, said number of Directors may be increased or decreased, from time to time, solely by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then comprising the Board of Directors.

ARTICLE 8.     LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

(a)    Limitation of Liability. To the fullest extent that the Georgia Business Corporation Code, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director shall not be liable to this Corporation or the Shareholders for monetary damages relating to his or her conduct as a Director.

(b)    Indemnification. This Corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because such individual is or was a Director, and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of such proceeding, without regard to limitations of the Georgia Business Corporation Code or any other limitation that may hereafter be enacted, to the extent such limitation may be disregarded if authorized by these Articles.

(c)    Future Amendments. Any amendments to or repeal of this Article 8 shall not adversely affect any right or protection of a Director for or with respect to any acts or omissions of such Director occurring before the effective date of such amendment or repeal.

ARTICLE 9.     SHAREHOLDER ACTIONS

Any action or actions required or permitted to be taken at any annual or special meeting of the Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action or actions so taken, are signed by the Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action or actions at a meeting at which all shares entitled to vote thereon were present and voted, and such consent or consents are delivered, by return receipt or by hand, to this Corporation, via its registered agent or an officer of this Corporation, and filed with the minutes of proceedings of the Shareholders.

ARTICLE 10.     AUTHORITY TO AMEND ARTICLES OF INCORPORATION

Except as may be expressly fixed or determined in the Bylaws, this Corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Georgia Business Corporation Code and the rights of the Shareholders are granted subject to this reservation; provided, however, with respect to any required or permitted action by the Shareholders to alter, amend or repeal these Articles, the affirmative vote of the Shareholders holding at least sixty-seven percent (67%) of all votes entitled to be cast by the Shareholders generally in the election of the Directors, voting together as a single voting group regardless of class or series, shall be required for the Shareholders of this Corporation to alter, amend or repeal any provision of these Articles or adopt new articles of incorporation.

ARTICLE 11.     LIMITATION OF SEPARATE CLASS VOTING

The Shareholders of each outstanding class or series of shares of capital stock of this Corporation shall not be entitled to vote as a separate voting group (i) on any amendment to these Articles with respect to which such class or series would otherwise be entitled under the Georgia Business Corporation Code to vote as a separate voting group, or (ii) on any plan of merger, share exchange, liquidation, dissolution or winding up of affairs of this Corporation with respect to which such class or series would otherwise be entitled under the Georgia Business Corporation Code to vote as a separate voting group.

ARTICLE 12.     SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the Shareholders may be called by the Board of Directors, or by the chief executive officer or president of this Corporation, or by the Shareholders holding at least twenty-five percent (25%) of all votes entitled to be cast by the Shareholders of this Corporation at such special meeting.

ARTICLE 13.     BYLAWS

Except as may be expressly fixed or determined in the Bylaws, the Bylaws of this Corporation may be altered, amended or repealed and new bylaws may be adopted by vote of a majority of the Directors then comprising the Board of Directors, except that the Board of Directors may not alter, amend or repeal any provision of the Bylaws that the shareholders have expressly provided may not be altered, amended or repealed by the Board of Directors. Except as may be expressly fixed or determined in the Bylaws, the Shareholders may also alter, amend and repeal the Bylaws of this corporation or adopt new Bylaws; provided, however, that the affirmative vote of the Shareholders holding at least sixty-seven percent (67%) of all the votes entitled to be cast by the Shareholders generally in the election of the Directors, voting together as a single voting group regardless of class or series, shall be required for the Shareholders to alter, amend or repeal any provision of the Bylaws or adopt new bylaws.

ARTICLE 14.     SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms to the fullest extent permissible.

IN WITNESS WHEREOF, this Corporation has caused these Amended and Restated Articles of Incorporation of QumulusAI, Inc. to be executed by its undersigned duly authorized officer effective as of the date set forth below.

Dated: September 30, 2025

/s/ Scott Krosnowski

Scott Krosnowski, Secretary